Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Mark Fischer-Colbrie	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Adeza Biomedical Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 745-0975 ext 520	(310) 691-7100
ir@adeza.com
For Immediate Release
ADEZA ANNOUNCES 2005 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Achieves 14th Consecutive Quarter of Profitability on Record Product Sales
Conference Call Begins at 4:30 p.m. Eastern Time Today
SUNNYVALE, Calif. (March 2, 2006) – Adeza (NASDAQ: ADZA) today announced financial results for the fourth quarter and year ended December 31, 2005.
For the fourth quarter of 2005 Adeza reported record quarterly product sales of $11.9 million, an increase of 30% from product sales of $9.2 million for the fourth quarter of 2004. This increase is primarily attributable to higher sales volume of FullTerm™, The Fetal Fibronectin Test.
Adeza announced its 14th consecutive profitable quarter with income before income taxes of $2.1 million, compared with income before income taxes of $1.7 million in the 2004 fourth quarter. Net income for the fourth quarter of 2005 was $6.9 million, compared with net income of $1.6 million for the fourth quarter of 2004. The company reported a one-time benefit from income taxes of $4.8 million in the fourth quarter of 2005 primarily related to a positive impact from recording a tax asset.
Diluted earnings per share for the fourth quarter of 2005 was $0.38 based on 18.1 million shares outstanding, which includes the one-time income tax benefit of $0.27 per diluted share. This compares with diluted earnings per share of $0.11 based on 14.5 million shares outstanding for the fourth quarter of 2004. The increase in share count is primarily the result of the company’s initial public offering of 4.3 million common shares in December 2004.
Selling and marketing expenses for the 2005 fourth quarter were $5.7 million, up from $4.3 million for the comparable quarter in 2004, reflecting expansion of the company’s direct sales force and marketing programs. General and administrative expenses for the quarter increased to $2.1 million from $1.4 million in the comparable quarter of the prior year, due primarily to costs associated with operating as a public company. Research and development expenses were $1.4 million for the fourth quarter of 2005, compared with $0.7 million in the comparable quarter of the prior year, with the increase largely due to costs related to expanded product development efforts.
For the year ended December 31, 2005, product sales totaled $43.6 million, an increase of 30% from product sales of $33.6 million for the year ended December 31, 2004. Adeza reported 2005 net income of $12.3 million, or $0.69 per diluted share based on 17.9 million shares outstanding, which includes a one-time benefit from income taxes of $4.5 million, or $0.25 per diluted share. This compares with 2004 net income of $8.9 million, or $0.65 per diluted share based on 13.6 million shares outstanding, which included a one-time decrease in royalty expenses of $2.7 million.
As of December 31, 2005, Adeza had cash and cash equivalents of $89.7 million, an increase of $9.6 million compared with December 31, 2004. The increase was due primarily to income from operations. Stockholders’ equity as of December 31, 2005 was $97.4 million. Working capital as of December 31, 2005 was $96.7 million.

“Our performance throughout 2005 was solid as we reported revenue growth of 30% compared with 2004,” said Emory V. Anderson, president and chief executive officer of Adeza. “In addition, we have added 10 sales representatives, bringing our direct sales force to approximately 87 to further support increasing utilization of FullTerm, The Fetal Fibronectin Test in our ‘signs-and-symptoms’ and ‘high risk’ markets. We continue the implementation of marketing programs that support testing women in both of these markets.”
Adeza today introduced 2006 revenue guidance in the range of $54 million to $57 million.
Conference Call
Adeza’s management will host an investment-community conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss these results and answer questions.
Individuals interested in participating in the conference call may do so by dialing (888) 463-4383 for domestic callers, or (706) 634-5615 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 5350834.
The live call also will be available via the Internet on the Investors section of the company’s Web site at www.adeza.com. A webcast replay of the call will be available following the conclusion of the call.
About Adeza
Adeza designs, manufactures and markets innovative products for women’s health. Adeza’s initial focus is on reproductive healthcare, using its proprietary technologies to predict preterm birth and assess infertility. Adeza’s principal product is a patented diagnostic test, FullTerm, The Fetal Fibronectin Test, which utilizes a single-use, disposable cassette and is analyzed on Adeza’s patented TLiIQ® System. This product is approved by the U.S. Food and Drug Administration (FDA) for use in assessing the risk of preterm birth. Adeza also markets and sells the E-tegrity® Test, an infertility-related test to assess receptivity of the uterus to embryo implantation in women with unexplained infertility.
Adeza cautions you that statements included in this press release that are not a description of historical facts may be forward-looking statements, including, for example, statements relating to Adeza’s future financial results and its sales and marketing strategy. The inclusion of forward-looking statements should not be regarded as a representation by Adeza that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Adeza’s business including, without limitation, risks and uncertainties relating to the expansion of products, markets and offerings and additional product indications. All forward-looking statements are qualified in their entirety by this cautionary statement and Adeza undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
[Tables to follow]

Adeza
Condensed Income Statements
(in thousands, except share and per share information)

	Three Months Ended		Year Ended
	December 31,		December 31,
	(unaudited)	(unaudited)	(unaudited)

	2005	2004	2005	2004

Product sales	$11,940	$9,191	$43,603	$33,596

Cost of product sales	1,575	1,299	6,134	2,195

Gross profit	10,365	7,892	37,469	31,401

Operating costs and expenses:

Selling and marketing	5,683	4,269	19,761	15,907

General and administrative	2,126	1,366	7,489	3,997

Research and development	1,381	697	5,092	2,451

Total operating costs and expenses	9,190	6,332	32,342	22,355

Income from operations	1,175	1,560	5,127	9,046

Interest income	887	129	2,689	233

Income before income taxes	2,062	1,689	7,816	9,279

Provision for (benefit from) income taxes	(4,831)	103	(4,512)	410

Net income	$6,893	$1,586	$12,328	$8,869

Basic net income per share	$0.40	$0.41	$0.73	$8.05

Diluted net income per share	$0.38	$0.11	$0.69	$0.65

Shares used to compute basic net income per share	17,249,802	3,831,647	16,882,964	1,102,078

Shares used to compute diluted net income per share	18,093,412	14,465,376	17,862,873	13,648,954

Adeza
Condensed Balance Sheets
(in thousands, except share and per share information)

	December 31,	December 31,
	2005	2004

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$89,722	$80,118
Accounts receivable, net	9,182	6,628
Inventories	849	667
Prepaid and other current assets	292	271
Current deferred tax asset	4,929	—

Total current assets	104,974	87,684
Non current deferred tax asset	193	—
Property and equipment, net	348	268
Intangible assets, net	128	176

Total assets	$105,643	$88,128

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,994	$2,750
Accrued compensation	2,216	1,863
Accrued royalties	1,427	1,007
Other accrued liabilities	2,568	752
Deferred revenue	33	45

Total current liabilities	8,238	6,417
Commitments
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 17,376,330 and 16,461,390 shares issued and outstanding at December 31, 2005 and 2004, respectively	17	16
Additional paid-in capital	132,432	129,695
Deferred compensation	(2,604)	(3,232)
Accumulated deficit	(32,440)	(44,768)

Total stockholders’ equity	97,405	81,711

Total liabilities and stockholders’ equity	$105,643	$88,128

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